                                                                EXHIBIT 10.11(b)
                                                                ----------------

                               AMENDMENT AGREEMENT

        THIS AMENDMENT AGREEMENT is made as of November 14, 1997 by and between Ekco Housewares, Inc., a Delaware corporation with its principal place of business in Franklin Park, Illinois (the "Company"), and Robert Varakian (the "Executive").

        WHEREAS, the Company and Executive are party to that certain employment agreement dated as of September 25, 1996 (the "Employment Agreement"); and

        WHEREAS, Executive and the Company desire to amend the Employment Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF EMPLOYMENT AGREEMENT. The Employment Agreement is hereby amended as follows:

        1.1 TITLE. Section 1 of the Employment Agreement is amended by deleting all references therein to the title "Senior Vice President, Sales and Marketing" and inserting in place of all such references the title "President."

        1.2 BASE SALARY. Section 3.1.1 of the Employment Agreement is amended by deleting it in its entirety and inserting in its place the following language:

        "For the remainder of 1997 and for each of the calendar years 1998 and 1999, Executive shall be paid salary at the annual rate of Three Hundred and Seventy-Five Thousand Dollars ($375,000) (the "Base Rate"), payable in equal installments in accordance with the Company's pay policy and in any event not less frequently than once a month. For all years after 1999 during the Term, Executive's salary will be as determined by the Board of Directors, provided that in each such year Executive's salary shall be at least 5% higher than his salary in the preceding year."

        1.3 BONUS. Section 3.1.2 of the Employment Agreement is amended by deleting clauses C and D thereof in their entirety and inserting in their place the following language:

        "C. FOR ALL YEARS AFTER 1997.

                (i) ELIGIBILITY; TARGET BONUS; COMPENSATION COMMITTEE APPROVAL; PAYMENT. Beginning with respect to the year ending December 31, 1998 and for each subsequent year during the Term, if Actual EBIT (as defined below) for any such year is greater than 85% of Budgeted EBIT (as defined below) for such year,

                Executive shall be eligible for a cash bonus determined in accordance with this Section 3.1.2(C). If Actual EBIT for any such year is equal to or less than 85% of Budgeted EBIT for such year, Executive shall not be eligible for any bonus in accordance with this Section 3.1.2(C). Executive's target bonus in any such year shall be 50% of Executive's base salary for such year (the "Target Bonus"). All bonus calculations shall be submitted to Group's Compensation Committee for final review and approval, such approval to be conclusive as to the amount of bonus due for such year to Executive. Any bonus due to Executive shall be paid on or before March 1 of the year following the year in which such bonus was earned.

                (ii) BONUS NOT DISCRETIONARY. If Actual EBIT equals 100% of Budgeted EBIT for such year, Executive shall receive 100% of his Target Bonus. If Actual EBIT is greater than or less than Budgeted EBIT for such year, the amount of Executive's Target Bonus that Executive shall be eligible to receive shall be adjusted as set forth in clause (iii) below.

                (iii) ADJUSTMENTS BASED ON ACTUAL EBIT. If Actual EBIT is less than Budgeted EBIT, the amount of Bonus earned by Executive in such year shall be reduced pro rata on the basis of a one-third (1/3) reduction in Bonus for each 5% negative deviation of Actual EBIT from Budgeted EBIT. If Actual EBIT is greater than Budgeted EBIT, the amount of Bonus for which Executive shall be eligible shall be increased pro rata on the basis of a one-third (1/3) increase in Bonus for each 5% positive deviation of Actual EBIT from Budgeted EBIT. There shall be no cap on the amount of increase of Bonus resulting from Actual EBIT exceeding Budgeted EBIT.

                (iv) CERTAIN DEFINITIONS. For the purposes of this Agreement,
                (x) "Housewares Division" means the businesses comprising the EKCO Housewares Division as detailed on Exhibit A hereto; (y) "Actual EBIT" means actual earnings before interest and taxes of the Housewares Division for such year after deducting all estimated bonuses for bonus eligible employees of the Housewares Division (including Executive) and making equitable adjustments to reflect acquisitions and divestitures and extraordinary items (as defined by generally accepted accounting principles) to the extent such adjustments are approved by the chief executive officer of Group and Group's Compensation Committee, such approval to be conclusive; and (z) "Budgeted EBIT" means projected earnings before interest and taxes of the Housewares Division included in the applicable year's budget as submitted to Group's Board of Directors."

        1.4 EXHIBIT A. The Original Agreement is amended by adding thereto Exhibit A in the form attached hereto as Exhibit A.

2. STOCK OPTIONS. Group shall grant to Executive options to purchase 75,000 shares of Common Stock, par value $.01 per share, of Group (the "Common Stock"), at an exercise price of $6.875 per share, which represents the average of the high and low price for one share of Common Stock on the date hereof, with such other terms and conditions as set forth in the definitive Stock Option Agreement entered into by Group and Executive simultaneously herewith.

3. MISCELLANEOUS. Terms defined in the Employment Agreement and used herein are used as defined in the Employment Agreement unless otherwise defined herein. This Amendment Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Except as expressly provided for herein, the Employment Agreement is hereby ratified and confirmed and shall continue in full force and effect. The Employment Agreement as amended by this Amendment Agreement shall hereinafter be referred to as the Employment Agreement. This Amendment Agreement shall be construed under and be governed in all respects by the laws of the State of New Hampshire. This Amendment Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed and delivered by its duly authorized officer and its corporate seal to be hereunto affixed and Executive has herein to set his hand and seal as of the day and year first above written.

                                              EKCO HOUSEWARES, INC.

                                              By: /s/ DONATO A. DENOVELLIS
                                                  ------------------------------


                                              EKCO GROUP, INC.


                                              By: /s/ DONATO A. DENOVELLIS
                                                  ------------------------------


                                              Robert Varakian


                                              /s/ ROBERT VARAKIAN
                                              ----------------------------------

                                    EXHIBIT A

The Ekco Housewares Division is comprised of the Bakeware Business Unit, the Kitchenware Business Unit, the Total Cleaning Business Unit and B. Via International, Inc.